EX-10.34

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk ("[****]") to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

                 LETTER OF INTENT AND LIMITED LICENSE AGREEMENT

               THIS LETTER OF INTENT AND LIMITED LICENSE AGREEMENT

    ("LOI/Limited License") is entered into this 28 day of July, 2000 by and between MetaMorphix, Inc., a Delaware corporation with a business address at 1450 South Rolling Road, Baltimore, Maryland 21227 ("MMI") and Tyson Poultry, Inc., a Delaware corporation with its principal place of business at 2210 West Oaklawn Drive, Springdale, Arkansas 72762-6999 ("Tyson"). ("Tyson" and "MMI" may each be referred to as a "Party" and may be collectively referred to as the "Parties").

        WHEREAS, MMI is in the business of producing biotechnology-based products focused on improving poultry production, livestock production and animal health;

        WHEREAS, MMI has developed Myostatin(TM) Blockers, biotechnology-based products that are administered by injection into chicken eggs to INHIBIT the biological function of the Myostatin(TM) protein thereby causing an increase in muscle mass and carcass weight, accelerated weight gain, improved feeding efficiency, standardization and uniformity of growth of males and females and/or improved nutritional profile of the meat ("Myostatin(TM) Blockers");

        WHEREAS, MMI represents that it either owns or holds valid exclusive licenses to patent applications, patents and know-how (hereinafter collectively referred to as "Myostatin Blocker Technology") related to the Myostatin Blockers for non-human applications that (x) either disrupt or eliminate Myostatin protein synthesis, bind to Myostatin" receptors or
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interfere with Myostatin(TM) signal transduction; and (y) result in an increase or modification of muscle growth in chickens (the "MBT Applications");

        WHEREAS, Tyson is in the business of producing, processing and marketing poultry products in the United States;

        WHEREAS, MMI desires that Tyson enter into a long term, non-exclusive, nondivisible, personal license agreement with respect to the Myostatin(TM) Blocker Technology for use in poultry production in the United States;

        WHEREAS, Tyson desires to conduct its own internal research and evaluation of the Myostatin(TM) Blocker Technology under commercial broiler production conditions prior to entering into a long term, non-exclusive, non-divisible, personal license agreement (hereinafter "Long Term License Agreement");

        WHEREAS, Tyson desires to enter into a Long Term License Agreement with MMI provided that Tyson's internal research and evaluation of the Myostatin(TM) Blocker Technology verifies that the Myostatin(TM) Blockers causes a material increase in muscle mass and carcass weight, accelerated weight gain, improved feeding efficiency, standardization and uniformity of growth of males and females and/or improved nutritional profile of the meat ("Tyson Trials"); and

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        WHEREAS, MMI and Tyson desire to enter into this LOI/Limited License to facilitate the Tyson Trials, to facilitate negotiations of agreements which will govern the terms of the proposed Long Term License Agreement between MMI and Tyson and to affirm Tyson's intention to participate in the Poultry Scientific Advisory Committee, as defined in Paragraph 1(a) below.

        NOW, THEREFORE, in consideration of the mutual promises and benefits acknowledged by each of the above Parties, the Parties agree to:

1. RELATIONSHIP MANAGEMENT Each Party will employ the necessary resources to:

        (a) formulate a committee comprised of all poultry companies that enter into license agreements with MMI, for the purpose of selecting an independent THIRD party to conduct commercial scale trials on the Myostatin(TM) Blocker Technology under commercial broiler production conditions ("Poultry Scientific Advisory Committee");

        (b) develop and establish a general process for implementing an evaluation of the Myostatin Blocker Technology under commercial broiler production conditions and for the commencement of such commercial scale trials (the "Commercial Scale Trials") to be agreed upon according to the provisions of Paragraph 2 (c), INFRA;

        (c) conduct the Commercial Scale Trials and the Tyson Trials in an effort to obtain the information necessary to support U.S. regulatory approval of products based upon the Myostatin(TM) Blocker Technology;

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        (d)     ensure that Tyson will provide MMI with monthly reports
                detailing the conduct and progress of the Tyson Trials;

        (e) participate in regularly scheduled quarterly meetings in an effort to identify any further requisite scope of work and to analyze the year-to-date performance of the Tyson Trials and the Commercial Scale Trials; and

        (f) designate relationship managers as a primary contact for the other Party.

        MMI RESPONSIBILITIES.
        ---------------------

        (a)     GRANT OF LIMITED LICENSE.

                (1) Subject to the terms and conditions of this LOI/Limited License, MMI hereby grants to Tyson a LIMITED non-exclusive, non-divisible, personal license to use the Myostatin Blocker Technology (the "Limited License") for research conducted in the Tyson Trials solely related to the MBT Applications and the products developed using the Myostatin(TM) Blockers. This Limited License is LIMITED to the use of the inventions and know-how comprising the Myostatin(TM) Blocker Technology for the evaluation of the use of Myostatin(TM) Blockers by injection into chicken eggs under commercial broiler. production.

                (ii) The Limited License shall expire thirty (30) days following the completion of the Commercial Scale Trials, but may be extended by a written agreement between the Parties.

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        (b)     POULTRY SCIENTIFIC ADVISORY COMMITTEE.

                (i) MMI: shall form a Poultry Scientific Advisory Committee for selecting an independent third party to conduct the Commercial Scale Trials on the Myostatin(TM) Blocker Technology.

                (ii) MMI shall have the right to appoint the Chairman of the Poultry Scientific Advisory Committee.

                (iii) MMI agrees that Tyson, and every other poultry company under contractual arrangements with MMI relating to the Myostatin(TM) Blocker Technology, shall have the right to appoint one (1) person to serve on the Poultry Scientific Advisory Committee and that each committee member, including the Chairman, shall have one (1) vote.

        (c)     COMMERCIAL SCALE TRIALS.

                (i) MMI shall initiate the Commercial Scale Trials at its own expense, but not to exceed One Hundred Thousand Dollars ($100,000).

                (ii) The Commercial Scale Trials are to be conducted by an independent third party expert who will be approved by a simple majority vote of the members of the Poultry Scientific Advisory Committee.

                (iii) MMI agrees that protocols for the Commercial Scale Trials shall also be approved by a simple majority vote of the members of the Poultry Scientific Advisory Committee.

                (iv) MMI shall be responsible for conducting, at its own expense, all studies required for U.S. regulatory approval of the use of the Myostatin(TM) Blocker Technology in poultry production.

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


                (v) MMI shall be responsible for manufacturing and supplying the Myostatin(TM) Blockers.

                (vi) MMI agees that, conditioned upon the execution of this LOI/Limited License, a Non-disclosure/Confidentiality Agreement and a Material Transfer Agreement, it will make the quantity of the Myostatin(TM) Blocker product necessary to perform the Tyson Trials available for use in the Tyson Trials on a cost plus ten percent (10%) basis and to provide such technical assistance deemed reasonably necessary by MMI for the successful completion of the Tyson Trials.

        TYSON'S RESPONSIBILITIES.
        -------------------------

        (a) Tyson will pay MMI a non-refundable fee of Two Hundred Fifty Thousand Dollars ($250,000) upon execution of this LOI/Limited License.

        (b)     POULTRY SCIENTIFIC ADVISORY COMMITTEE AND COMMERCIAL SCALE
                TRIALS.

                (i) Tyson will appoint one (1) individual to serve on the Poultry Scientific Advisory Committee.

                (ii) Tyson agrees to a similar representation on the Poultry Scientific Advisory Committee by all other poultry companies under contractual arrangements with MMI relating to the Myostatin(TM) Blocker Technology who have agreed to participate in the Commercial Scale Trials, that each committee member will have one (1) vote and that MMI will appoint the Chairman, who shall also have one (1) vote.

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


                (iii) Tyson will accept the quantity of the Myostatin(TM) Blocker product necessary to perform the Tyson Trials made available by MMI to Tyson on a cost plus ten percent (10%) basis for the purpose of conducting the Tyson Trials.

                (iv) Tyson shall be responsible for paying for all aspects of the Tyson Trials and shall make any and all data and results of the Tyson Trials available to MMI on a monthly basis.

                (v) During the term of this LOI/Limited License and until the execution of a Long Term License Agreement by Tyson and MMI, as set forth in Paragraph 4, INFRA, any inventions, improvements thereof or know-how arising from the Tyson Trials on the Myostatin(TM) Blocker Technology or any patent application thereon: (a) will be disclosed to MMI immediately; and (b) MMI will be granted a royalty-free, exclusive, worldwide license to the patent applications, patents or improvements thereof, patent rights and know-how with additional rights to sublicense them to third parties.

        (c) Tyson agrees that, in its internal research and evaluation of the Myostatin(TM) Blocker Technology, it will comply with all federal and state regulatory laws and restrictions.

4.      LONG TERM LICENSE AGREEMENT.

        (a) Upon successful completion of the Commercial Scale Trials, Tyson agrees to enter into good faith negotiations with MMI to enter into a Long Term License

                Agreement for the use of the Myostatin(TM) Blocker Technology (the "Long Term

                License") limited to improving chicken meat production economics by inhibiting the biological function of the Myostatin(TM) protein by injecting Myostatin(TM) Blocker into chicken eggs, thereby creating benefits, including, but not limited to, an increase in muscle mass and carcass weight, accelerated weight gain, benefits, including, but not limited to, improved feeding efficiency, standardization and uniformity of growth of males and females and/or improved nutritional profile of the meat. Unless otherwise agreed to by the parties in-writing, a Long Term License Agreement shall be executed within ninety (90) days after the completion of the Commercial Scale Trials. It is also anticipated that MMI may enter into similar Long Term License Agreements with up to three additional poultry producers, to be selected within the discretion of MMI.

        (b) It is anticipated that the Long Term License Agreement will be limited to the territory of the United States, without any rights of export ("Territory").

        (c) It is anticipated that the Long Term License Agreement will have an initial term of five (5) years to begin upon U.S. regulatory approval for products produced using the Myostatin(TM) Blocker Technology and chickens produced from the Myostatin(TM) Blockers products, with a right to renew the license for similar five (5) year terms until the expiration date of the licensed patents, provided, HOWEVER, that renewal of the Long Term License Agreement will be conditioned upon Tyson's production exceeding certain minimum sales volumes which will be mutually agreed upon by Tyson and MMI. These renewals will be subject to the applicable patent term.

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


        (d) It is anticipated that the license fee under the Long Term License, and any other license agreements entered into for the use of Myostatin(TM) Blockers with other poultry companies, shall have two components: (i) an up-front license fee and (ii) a royalty fee based on the value added per chicken by using the Myostatin(TM) Blockers (the "Value Added").

        (e) It is anticipated that the aggregate of all up-front license fees under the Long Term License, and any other long term license agreement .MMI enters into with other poultry companies, shall total [****] Dollars ($[****]). Under any long term license agreement; it will be stipulated that Tyson will pay their PRO RATA share of the $[****] total up-front license fee based upon Tyson's production level of chickens in pounds-per-year as it relates to the total annual chicken production levels of all of MMI's licensees under the referenced agreements. For the purpose of the PRO RATA division of these up-front license fees, the calendar year 1999 will be used as the base year.

        (f) It is anticipated that Tyson will pay its share of the up-front license fees on the following schedule: (i) one-quarter (1/4) of the total up-front license fee will be due upon the execution of the Long Term License Agreement; and (ii) one-quarter (1/4) of the total up-front license fee will be due upon the first, second and third anniversaries of the execution of the Long Term License Agreement.

        (g) It is anticipated that the Value Added royalty of the license fee will equate to thirty percent (30%) of the value added to the licensees' chicken production from using the Myostatin(TM) Blacker Technology. This Value Added royalty will be calculated on a quarterly basis. Tyson, as a member of the Poultry Advisory

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


                Committee, shall participate in further negotiations with MMI and the other members of the Poultry Scientific Advisory Committee, to determine the Value Added royalty to be paid to MMI that will be based upon the average economic benefit provided by the Myostatin(TM) Blocker Technology on a cents-per-chicken basis. If the Poultry Scientific Advisory Committee cannot mutually agree on a Value Added amount to be included in the Long Term License, the Poultry Scientific Advisory Committee will agree to the appointment of a panel.of three (3) independent arbitrators to initiate non-binding arbitration to make this determination. It is anticipated that if the determination of the arbitrators is unsatisfactory to MMI, MMI reserves the right to terminate the negotiations with any dissenting member of the Poultry Scientific Advisory Committee.

        (h) If the Parties enter into the Long Term License, it is anticipated that Tyson will provide sales and royalty reports within thirty (30) days of the end of each quarter.

        (i) If the Parties enter into the Long Term License, MMI will credit the up-front license fee advanced by Tyson against any Value Added royalty to be paid under the Long Term License. However, MMI's obligation to credit Tyson's up-front license fee payments against any Value Added royalty payments will be LIMITED to no more than eighty percent (80%) of the total Value Added royalty due in any one year and shall continue from year to year until the up-front license fee has been fully credited. Upon completion of repayment to Tyson of its up-front license fees, Tyson will pay MMI the full ageed upon Value Added royalty for the duration of the term of the Long Term License.

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


                It is anticipated that the Long Term License will contain representations, warranties and indemnities by the Parties customary for transactions and relationships of this nature for failure to perform covenants and for breach of representation and warranties.

                It is anticipated that the Long Term License Ageement shall CONTAIN provisions that:

                (i) Tyson may terminate the Long Term License.Agreement at any time upon thirty (30) days written notice;

                (ii) If Tyson terminates, Tyson's rights to use the Myostatin(TM) Blocker Technology will be revoked; and

                        MMI shall have the right to terminate the Long Term License Ageement in the event of a breach of any of the terms or conditions of the Long Term License Agreement.

        (l) It is anticipated that the Long Term License Agreement will not be assignable, transferable or saleable without MMI's consent, which may be granted in MMI's sole discretion.

        (m) It is anticipated that the Long Term License Agreement shall contain a provision that any new patent applications, patents' or improvements thereof, patent rights and know-how arising from Tyson's use or internal research of the Myostatin(TM) Blocker Technology shall be: (a) disclosed immediately; and (b) promptly granted to MMI through a royalty-free, non-exclusive, worldwide license with additional rights to sublicense them to third parties.

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


        (n) INDEMNIFICATION. Tyson and any other poultry company receiving a long term license from MMI to use the Myostatin Technology will agree to indemnify, defend and hold harmless MMI and its directors, officers, employees and agents from and against any and all claims threatened or initiated against MMI that arise under any federal or state antitrust or unfair competition law, and challenge any conduct under Paragraph 9 hereof or its implementing provision in the Long Term Licensing Agreement This agreement to indemnify, defend and hold harmless , shall cover any and all losses, expenses, damages, liabilities, and costs, including without limitation, interest, penalties, double or treble damages, reasonable attorneys' fees, court or litigation costs, costs associated with responding to any investigative demand or discovery request, judgments, and amounts paid in settlement by MMI (upon consultation with Tyson) arising from such claims or any claims supplemental to them. The agreement to indemnify, defend and hold harmless shall be effective throughout the term of the Long Term Licensing Agreement, and shall extend to any claim initiated or threatened after the termination of the Long Term Licensing Agreement, if such claim arises out of conduct that occurred during the term of the agreement.

5.      TERM AND TERMINATION OF LOI/LIMITED LICENSE.

        (a) The term of the LOI/Limited License shall commence upon execution of this LOI/Limited License and shall terminate upon the completion of the Commercial Scale Trials (the "Term").

        (b) Tyson shall have the right to terminate this L01/Limited License at any time, but agrees, that upon termination, MMI, due to the non-exclusive nature of this

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                LOI/Limited License, shall have the right to license the
                Myostatin(TM) Blocker Technology to a replacement poultry company to participate in the Poultry Scientific Advisory Committee and for the same uses in the field and Territory.

        (c) Tyson agrees that termination of the agreement by Tyson will not provide Tyson with any residual rights to the Myostatin(TM) Blocker Technology.

        (d) In the event of termination, the fee of Two Hundred Fifty Thousand Dollars ($250,000) will be retained by MMI.

        (e) MMI shall have the right to terminate the LOI/Limited License in the event of a breach by Tyson of this LOI/Limited License.

        COSTS AND EXPENSES. Each Party will bear its own costs and expenses in connection with the transactions contemplated herein, except for the payment by Tyson on a cost plus ten percent (10%) basis to MMI for use of the Myostatin(TM) Blocker product in the Tyson Trials.

7. CONFIDENTIALITY. The Parties agree to enter into a Non-Disclosure/ Confidentiality Agreement and-agree that the terms of this LOI/Limited License and any of the agreements contemplated herein shall be subject to the provisions of the Non-Disclosure/Confidentiality agreement, the terms and conditions of which shall survive any termination or expiration of this LOI/Limited License or any subsequent agreement entered into between the Parties.

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8.      PUBLICITY. It is the Parties' intention to issue press releases concerning this LOI/Limited License. Such releases shall be mutually agreed upon and, prior to making such releases, neither Party shall:

                make any announcement, public or private;
                discuss the terms and conditions of the LOI/Limited License, the Poultry Scientific Advisory Committee, the Commercial Scale Trials or the Tyson Trials; or

        (c) discuss any of the proposed transactions with any third party other than either Party's attorneys, without the prior consent of the other Party.

        After any such press release, all future communications or press releases will be limited to the contents of the initial press release. Thereafter, MMI, in its sole discretion, shall control and approve all other publicity regarding the Myostatin Blocker Technology.

        NON-EXCLUSIVE REIATIONSHIP Subject to the limitations set forth in Paragraph 4(a) above, nothing in this LOI/Limited License shall be construed as preventing or prohibiting MMI from entering into additional agreements with third parties for similar activities and/or services.

10. ENTIRE AGREEMENT. All previous negotiations and understandings between MMI and Tyson, or their respective agents and employees, with respect to the transaction set forth herein, are merged into this LOI/Limited License, except for the Non-Disclosure/ Confidentiality Agreement and the Material Transfer Agreement, which alone fully and completely expresses the Parties' rights, duties and obligations with respect to its subject

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        matter and which may be amended only by a subsequent written agreement between the Parties.

11. NO MERGER. The warranties, representations and covenants expressly made herein shall survive the termination of this LOI/Limited License and shall not be merged therein.

12. GOVERNING LAW. This LOI/Limited License shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to the conflict of laws principles thereof.

13. CHOICE OF FORUM. Any action arising in any way out of this LOI/Limited License must be brought in the United States District Court, Northern District of Maryland, Baltimore Division or other court of competent jurisdiction sitting in Baltimore County, Maryland. MMI and Tyson hereby submit to the jurisdiction and venue of said courts for these purposes.

14. SEVERABILITY. If any provision of this LOI/Limited License is found by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remainder of this LOI/Limited License will not be affected, and in lieu of each provision that is found to be illegal, invalid, or unenforceable, a provision will be added as a part of this LOI/Limited License that is as similar to the illegal, invalid, or unenforceable provision as may be possible and will be legal, valid and enforceable.

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15.     CONSTRUCTION. The rule of strict construction shall not apply to this
        LOI/Limited License. This LOI/Limited License has been prepared by MMI and its professional advisors and reviewed by Tyson. and its professional advisors. MMI, Tyson and their separate advisors believe that this LOI/Limited License is the product of all of their efforts, that it expresses their agreement, and that it should not be interpreted in favor of or against either MMI or Tyson merely because of their efforts in preparing it.

16. CAUTIONS, GENDER, NUMBER, AND LANGUAGE OF INCLUSION. The captions are inserted in this LOI/Limited License only for convenience of reference and do not define, limit, or describe the scope or intent of any provisions of this LOI/Limited License. Unless the context clearly requires otherwise, the singular includes the plural, and vice versa, and the masculine, feminine, and neuter adjectives include one another. As used in this LOI/Limited License, the word "including" shall mean "including, but not limited to."

17. BINDING EFFECT. This LOI/Limited License, shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, permitted assigns, heirs and personal representatives.

18.     MERGER, ACQUISITION OR SIMILAR TRANSACTIONS.

        (a) The Parties acknowledge that the Limited License granted hereunder has been negotiated with reference to the current operations of the Tyson. Accordingly, the Parties have agreed to the following terms governing merger, acquisition or similar transactions:

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                (i)     Any majority controlled subsidiary of Tyson, or of a
                        Tyson affiliate, that is created in the ordinary course of business after the execution of this agreement shall not affect the Lnrnited License herein;

                (ii) Any Party that becomes a majority owned or controlled subsidiary of Tyson, or of a then-existing licensed Tyson affiliate, after the execution of the LOI/Limited License shall, subject to the discretion and approval of MMI, be made a Party to this LOI/Limited License;

                (iii) Any licensed Tyson affiliate or business unit of Tyson that is acquired by a third-party shall no longer be entitled to the benefit of this Limited License; and

                (iv) In the event a majority of the stock or assets of Tyson are acquired or merged or consolidated with a third person, the Limited License granted herein may be rescinded at the sole discretion of MMI.

19. ASSIGNMENT. Subject to the provisions of Paragraph 16 hereof, this LOI/Limited License may not be assigned by Tyson without the prior consent of MMI, which may be withheld for any reason.

20. TIME. Time is of the essence of this LOI/Limited License and each and every provision hereof.

21. NOTICE. Except as otherwise specified herein, all notices and other communications under this LOI Limited. License shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known

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


        address of the recipient. Any Party may designate any other address to which notices shall be sent by giving notice of the address to the other Parties in the same manner as provided herein.

        WAIVER AND MODIFICATIONS. No provision of this LOI/Limited License shall be waived, unless in writing signed by the Party effecting such waiver. No waiver of the breach of any of the terms or provisions of this LOI/Limited License shall be a waiver of any preceding or succeeding breach of this LOI/LimitedLicense or any other provisions of it.

        No waiver of any default, express or implied, made by any Party hereto shall be binding upon the Party making such waiver the event of a subsequent default. This LOI/Limited License may only be modified or amended by a written agreement executed by each of the Parties.

23.     FURTHER PROVISIONS.

        (a) LEGAL REPRESENTATION. The Parties hereto each acknowledge that, in entering into this LOI/Limited License, they have not relied upon any statements, representations, warranties, correspondence, negotiations, conditions, understandings, promises or agreements, oral or written, not specifically set forth in this LOI/Limited License, except those in the Non-Disclosure/Confidentiality Agreement and Material Transfer Agreement. All of the Parties to this LOI/Limited License represent that they are represented by legal counsel and have been fully advised as to the meaning and consequence of all of the terms and provisions of this LOI/Limited License.

        (b) POST CONFORMING DOCUMENTS. The Parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and

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                all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the Parties hereto.

        (c) AUTHORITY TO SIGN. All of the Parties hereto and their authorized representatives signing this LOI/Limited License represent and warrant that they have authority to execute and enter into this LOI/Limited License.

24. CERTAIN PROHIBITIONS. Tyson, or any of Tyson's affiliates, agree not to, either directly or indirectly, through its subsidiaries and other affiliates or otherwise, provide financial or other support for, provide documentation to or provide testimony on behalf of, except as may be required by law, any third person in the prosecution or submission of any claim, suit, petition, application, request, against MMI or any of its subsidiaries, affiliates, agents, strategic partners or customers relating to the Myostatin(TM) Blocker Technology ("Claims"). Furthermore, Tyson and Tyson's Affiliates will promptly give notice to MMI of all Claims of which they become aware and of all activities undertaken by third parties in preparation for assertion of all Claims, including without limitation attempts by third parties to solicit or organize financial or other support for the submission or assertion of any MMI.

25. EFFECT OF LOI/LIMITED LICENSE PROVISIONS. The Parties shall negotiate in good faith toward the execution of the Long Term License Agreement described herein. The provisions of Paragraph represent the Parties' good faith intention to negotiate toward execution of a definitive long term agreement. Unless otherwise agreed to by the parties in writing, a Long Term License Agreement shall be executed within ninety (90) days

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        after the completion of the Commercial Scale Trials. Only the provisions of Paragaph 4 of this LOI/Limited License are not binding between the Parties and neither Party shall have any liability to the other if they fail to execute a definitive ageement for any reason.

                If you agree that the foregoing correctly expresses your present intent, please sign below in the space provided. The Parties shall thereafter negotiate in a positive and constructive manner with the objective of reaching a mutually satisfactory and definitive Long Term License.

        IN WITNESS WHEREOF, the Parties have agreed to and executed this LOI/Limited License as of the date first above written.


METAMORPHIX, INC.                       TYSON POULTRY, INC.

By: /s/ Edwin C. Quattlebaum            By: /s/ Mike Baker
    -------------------------------         ----------------------------------

Name: EDWIN C. QUATTLEBAUM              Name: MIKE BAKER

Title: CHAIRMAN, PRESIDENT & CEO        Title:PRESIDENT OF PRODUCTION SERVICES

Date of Execution: 7/28/00              Date of Execution: July 28, 2000


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